Branford PVT Acquiror, Inc.
And Subsidiaries

Consolidated Financial Report
September 30, 2021

Contents

Independent Auditor's Report

Board of Directors
Branford PVT Acquiror, Inc.

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Branford PVT Acquiror, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of September 30, 2021 and December 31, 2020, the related consolidated statements of operations, comprehensive loss, changes in stockholder's equity and cash flows for the nine months ended September 30, 2021 and the year ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Branford PVT Acquiror, Inc. and its subsidiaries as of September 30, 2021 and December 31, 2020, and the results of their operations and their cash flows for the nine months ended September 30, 2021 and the year ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As discussed in Note 13 to the financial statements, on October 1, 2021, Zomedica, Inc., a wholly-owned subsidiary of Zomedica Corp., acquired 100% of the capital stock of the Company.

/s/ RSM US LLP

Atlanta, Georgia
December 10, 2021

Branford PVT Acquiror, Inc. and Subsidiaries

Consolidated Balance Sheets
September 30, 2021 and December 31, 2020

	September 30, 2021	December 31, 2020
Assets (Note 6)		
Current assets:		
Cash	$ 1,651,439	$ 1,703,189
Accounts receivable, net	268,342	261,949
Inventories, net (Note 3)	810,921	440,467
Prepaid expenses and other current assets	365,308	113,186
Total current assets	3,096,010	2,518,791
Property and equipment, net (Note 5)	124,904	88,744
Goodwill (Notes 2 and 4)	11,745,851	11,745,851
Intangibles, net (Notes 2 and 4)	14,233,969	13,997,721
Other assets, net	123,050	22,594
Total assets	$ 29,323,784	$ 28,373,701
Liabilities and Members' Equity		
Current liabilities:		
Accounts payable	$ 126,519	$ 241,428
Income tax payable	43,700	224,971
Accrued payroll expenses	12,469	294,160
Accrued expenses and other current liabilities (Note 13)	1,115,487	210,760
Current portion of liability from contracts with customers	188,439	141,626
Current portion of term loan, related party (Note 6)	433,244	433,244
Current portion of note payable to sellers (Note 2)	644,063	-
Current portion of deferred revenue	108,839	54,979
Total current liabilities	2,672,760	1,601,168
Long-term liabilities:		
Deferred tax liabilities (Notes 2 and 8)	1,972,774	2,246,387
Liability from contracts with customers, less current portion	143,275	115,492
Paycheck Protection Program loan (Note 7)	-	199,935
Term loan, related party, less current portion and deferred financing costs (Note 6)	16,042,060	16,267,829
Note payable to sellers, less current portion (Note 2)	611,180	-
Deferred revenue, less current portion	-	37,500
Other liabilities (Notes 2 and 9)	142,669	143,565
Total long-term liabilities	18,911,958	19,010,708
Total liabilities	21,584,718	20,611,876
Commitments and contingencies (Notes 7, 10 and 11)		
Stockholder's equity (Note 12):		
Common stock, $0.001 par value; 1,000 shares authorized; 100 shares issued and outstanding as of September 30, 2021 and December 31, 2020	-	-
Additional paid-in capital	8,959,880	8,930,954
Accumulated deficit	(1,169,730)	(1,128,543)
Accumulated other comprehensive loss	(51,084)	(40,586)
Total stockholder's equity	7,739,066	7,761,825
Total liabilities and stockholder's equity	$ 29,323,784	$ 28,373,701

See notes to consolidated financial statements.

Branford PVT Acquiror, Inc. and Subsidiaries

Consolidated Statements of Operations
Nine Months Ended September 30, 2021, and Year Ended December 31, 2020

	Nine Months Ended Septmber 30, 2021	Year Ended December 31, 2020
Revenues, net	$ 8,536,451	$ 7,077,966
Costs of revenues	2,163,195	1,639,579
Gross profit	6,373,256	5,438,387
Selling, general and administrative expenses	2,995,506	2,662,631
Depreciation and amortization (Notes 4 and 5)	1,399,698	1,299,349
Management fees and expenses, related party (Note 11)	212,910	325,901
Acquisition-related costs (Notes 2 and 13)	542,437	802,210
Income from operations	1,222,705	348,296
Other income (expense):		
Interest expense (Notes 6 and 11)	(1,437,652)	(1,136,221)
Gain on forgiveness of Paycheck Protection Program loan (Note 7)	199,935	-
Other	(27,211)	44,005
Total other expenses	(1,264,928)	(1,092,216)
Loss before income tax expense	(42,223)	(743,920)
Income tax benefit (Note 8)	(1,036)	(320,207)
Net loss	$ (41,187)	$ (423,713)

See notes to consolidated financial statements.

Branford PVT Acquiror, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss
Nine Months Ended September 30, 2021, and Year Ended December 31, 2020

	Nine Months Ended Septmber 30, 2021		Year Ended December 31, 2020	
Net loss	$	(41,187)	$	(423,713)
Other comprehensive loss:				
Foreign currency translation adjustment		(10,498)		(36,310)
Comprehensive loss	$	(51,685)	$	(460,023)

See notes to consolidated financial statements.

Branford PVT Acquiror, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholder's Equity
Nine Months Ended September 30, 2021, and Year Ended December 31, 2020

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Loss	Total Stockholder's Equity
	Shares	Amount				
Stockholder's equity - December 31, 2019	100	$ -	$ 8,339,516	$ (704,830)	$ (4,276)	$ 7,630,410
Contribution from stockholder in connection with business combination (Note 2)	-	-	576,881	-	-	576,881
Capital contribution of Parent Company's unit-based compensation expense (Note 12)	-	-	14,557	-	-	14,557
Net loss	-	-	-	(423,713)	-	(423,713)
Other comprehensive loss	-	-	-	-	(36,310)	(36,310)
Stockholder's equity - December 31, 2020	100	-	8,930,954	(1,128,543)	(40,586)	7,761,825
Capital contribution of Parent Company's unit-based compensation expense (Note 12)	-	-	28,926	-	-	28,926
Net loss	-	-	-	(41,187)	-	(41,187)
Other comprehensive loss	-	-	-	-	(10,498)	(10,498)
Stockholder's equity - September 30, 2021	**100**	**$ -**	**$ 8,959,880**	**$ (1,169,730)**	**$ (51,084)**	**$ 7,739,066**

See notes to consolidated financial statements.

Branford PVT Acquiror, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2021, and Year Ended December 31, 2020

	Nine Months Ended Septmber 30, 2021	Year Ended December 31, 2020
Cash flows from operating activities:		
Net loss	$ (41,187)	$ (423,713)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation and amortization	1,429,201	1,329,847
Amortization of deferred financing costs	63,060	43,255
Deferred income tax benefit	(273,613)	(558,490)
Stock based compensation expense	28,926	14,557
Gain on forgiveness of Paycheck Protection Program Loan	(199,935)	-
Change in operating assets and liabilities, net of effect of business acquisitions:		
Accounts receivable, net	(10,115)	(170,460)
Inventories, net	(346,504)	400,849
Prepaid expenses and other current assets	(253,561)	158,036
Income tax receivable / payable	(180,903)	272,601
Accounts payable	(112,467)	46,704
Accrued expenses, accrued payroll, and other current liabilities	623,404	52,130
Liability from contracts with customers	(12,114)	(75,864)
Deferred revenue	16,360	5,108
Other liabilities	(896)	20,818
Net cash provided by operating activities	729,656	1,115,378
Cash flows from investing activities:		
Purchases of equipment	(71,547)	(26,652)
Purchases of intangible assets	-	(286,776)
Purchases of other assets	(112,176)	-
Asset acquisition and business acquisition, net of cash acquired	(300,339)	(7,256,063)
Net cash used in investing activities	(484,062)	(7,569,491)
Cash flows from financing activities:		
Proceeds from term loan	-	7,429,750
Payments on term loan	(288,829)	(247,500)
Proceeds from Paycheck Protection Program loan	-	199,935
Payment of deferred financing costs	-	(148,595)
Net cash (used in) provided by financing activities	(288,829)	7,233,590

(Continued)

Branford PVT Acquiror, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)
Nine Months Ended September 30, 2021, and Year Ended December 31, 2020

	Nine Months Ended Septmber 30, 2021	Year Ended December 31, 2020
Effect of exchange rates on cash	(8,515)	(36,433)
Net (decrease) increase in cash	(51,750)	743,044
Cash, beginning of period	1,703,189	960,145
Cash, end of period	$ 1,651,439	$ 1,703,189
Supplemental disclosures of cash flow information:		
Cash paid (received) during the period for:		
Interest	$ 1,372,718	$ 1,092,966
Income taxes	$ 453,848	$ (34,319)
Non-cash investing and financing activities:		
Contribution from stockholder in connection with business combination (Note 2)	$ -	$ 576,881
Note payable to seller in connection with asset acquisition (Note 2)	$ 1,255,243	$ -

See notes to consolidated financial statements.

Note 1. Nature of Operations and Summary of Significant Accounting Policies

Nature of operations: Branford PVT Acquiror, Inc. and its subsidiaries (the Company) are principally engaged in the manufacture and distribution of minimally invasive veterinary medical products that treat soft tissue conditions primarily in the equine and small animal veterinary regenerative medicine segments. The Company is headquartered in Alpharetta, Georgia and has subsidiaries and sales offices in Tokyo, Japan and Frauenfeld, Switzerland.

A summary of the Company's significant accounting policies is as follows:

Principles of consolidation: The consolidated financial statements include the accounts of Branford PVT Acquiror, Inc. and its wholly owned subsidiaries; PVT Holdings, Inc., and its wholly owned subsidiary, Pulse Veterinary Technologies, LLC, and its wholly owned subsidiary, HMT High Medical Technologies Co., Ltd., and PVT NeoPulse Acquisition GmbH, and its wholly owned subsidiary, NeoPulse GmbH. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Significant estimates include the allowance for doubtful accounts, valuation of intangible assets, goodwill impairment, estimated useful lives and realization of intangible assets and long-lived assets, accruals for returns and warranties, as well as the reserve for excess and obsolete inventory. Although actual results could differ from those estimates, such estimates are developed based on the best information available to management and management's best judgments at the time.

Cash and cash equivalents: The Company considers cash and all highly liquid debt instruments with a maturity date of three months or less (at the date of purchase) to be cash and cash equivalents. The Company maintains its cash and cash equivalents in various commercial banks in the United States (U.S.), Japan and Switzerland. Accounts at U.S. banks are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. While the Company's accounts at these institutions, at times, may exceed the federally insured limits, management believes that the risk of loss is not significant and the Company has not experienced any losses in such accounts to date. At September 30, 2021, the Company had cash totaling $123,284 and $71,459 in Japanese and Swiss banks, respectively, that is not FDIC-insured. Management believes that the risk of loss is not significant and the Company has not experienced any losses in such accounts to date. As of September 30, 2021 and December 31, 2020, the Company had no cash equivalents.

Concentration of credit risk: The Company grants unsecured credit to its customers in the form of accounts receivable. The market risk associated with industry concentrations of sales is substantially mitigated by the large number of customers composing the Company's customer base.

Accounts receivable: Accounts receivable are presented net of an allowance for uncollectible accounts. The allowance for uncollectible accounts is based on the Company's assessment of the collectability of customer accounts. The Company regularly reviews the allowance by considering factors, such as historical experience, credit quality, age of the accounts receivable and current economic conditions, that may affect a customer's ability to pay. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of September 30, 2021 and December 31, 2020, the allowance for uncollectible accounts was $28,000 and $10,000, respectively.

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Inventories: Inventories are stated at the lower of cost (first-in, first-out) or net realizable value and consist of labor, material and overhead, including a portion of depreciation expense, less an obsolescence reserve. Total depreciation expense capitalized into inventory and recognized through cost of goods sold was $29,503 and $30,498 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively. The reserve for obsolescence was $15,000 as of September 30, 2021 and December 31, 2020.

Property and equipment: Property and equipment are recorded at cost, except for property and equipment acquired in a business combination, which are recorded at fair value on the date of the business combination, and are depreciated using the straight-line method over the estimated useful lives of the assets. Generally, the assets have estimated useful lives that range from three to ten years.

Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the lives of the respective assets.

Expenditures for repairs and maintenance are charged to operating expenses as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized and depreciated over the asset's remaining useful life. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Goodwill: Goodwill represents the excess of the aggregate purchase price of acquired businesses over the fair value of the identifiable tangible and intangible net assets acquired. The Company performs a goodwill impairment test annually on December 31 and more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the reporting unit's fair value. The Company has the option to first assess qualitative factors to determine whether events and circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than the carrying amount and determine whether further action is needed. If, after assessing the totality of events and circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than the carrying amount, then performing the two-step impairment test is unnecessary. The Company performed the annual goodwill impairment test as of December 31, 2020. The Company determined that the business operations as a whole are represented by a single reporting unit and through qualitative analysis concluded that it was more likely than not that the fair value of the reporting unit was greater than its carrying amount. As a result, the goodwill impairment test was not required. Based on the purchase price for the acquisition of the Company on October 1, 2021, as disclosed in Note 13, there was no impairment of goodwill as of September 30, 2021. No impairments of goodwill were recognized for the nine months ended September 30, 2021 and the year ended December 31, 2020.

Intangible assets: Intangible assets represent the Company's purchased technology, customer-related intangible assets, licensing rights agreements, trade names and trademarks, which are amortized using the straight-line method over the estimated useful lives of 5-10 years.

Other assets: Other assets consist of loaner and demonstration devices. The loaner and demonstration devices are recorded at cost and are depreciated using the straight-line method over the five-year estimated useful lives of the assets. Depreciation expense was $11,720 and $14,730 for the nine months ended September 30, 2021 and for the year ended December 31, 2020, respectively.

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Impairment of long-lived assets: The Company reviews long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less the estimated cost to sell. No such impairment was recorded for the nine months ended September 30, 2021 and for the year ended December 31, 2020.

Revenue recognition: The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) Topic 606, *Revenue From Contracts With Customers*. ASC Topic 606 provides a five-step model for recognizing revenue from contracts with customers as follows:

- Identify the contract with a customer
- Identify the performance obligations in the contract
- Determine the transaction price
- Allocate the transaction price to the performance obligations in the contract
- Recognize revenue when, or as, performance obligations are satisfied

The Company derives its revenues primarily from the sale of devices, trodes (consumable applicators) and accessories for the veterinary industry. Revenues are recognized when control of these products is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products. Revenues from repair services are recognized when control of the repaired items is transferred back to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Sales and other taxes the Company collects concurrently with revenue-producing activities are excluded from revenues. Shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing components as payment is received at or shortly after the point of sales. There are also no significant costs incurred to obtain contracts.

The following are the Company's revenues from performance obligations and their timing of transfer of goods and services:

	Revenues, net		
Performance obligations	**Nine Months Ended September 30, 2021**	Year Ended December 31, 2020	Timing of transfer
Devices and miscellaneous parts	$ 3,317,678	$ 2,287,835	Point-in-time
Trodes	5,044,195	4,629,025	Point-in-time
Repair services	101,922	67,115	Point-in-time
Extended warranties	72,656	93,991	Over time
	$ 8,536,451	$ 7,077,966	

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

The nature of the Company's business gives rise to variable consideration, including discounts and applicator ("trode") returns. Credits are issued for unused shocks on returned trodes, which can be used toward the purchase of replacement trodes. Discounts and the estimated unused shock credits decrease the transaction price, which reduces revenue. Variable consideration related to unused shock credits is estimated using the expected value method, which estimates the amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based upon historical experience and known trends. The liability from contracts with customers, related to the estimated unused shock credits, is $331,714 and $257,118 as of September 30, 2021 and December 31, 2020, respectively. These estimated credits are non-refundable and may only be used towards the purchase of future trode refurbishments. This practice encourages refurbishment purchase prior to complete utilization of the previous trode, so the customer will always have a trode at hand with ample capacity to perform treatments.

Deferred revenue: Deferred revenue is comprised of up-front payments on extended service agreements on devices. The Company recognizes revenue on extended service agreements on a straight-line basis over the life of the service period.

Income taxes: Income taxes are accounted for under ASC Topic 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

The Company applies the provisions of ASC Subtopic 740-10-05-06 on accounting for uncertainty in income taxes. This guidance prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. As such, the Company recognizes the financial statement benefit of a tax position only if it is more likely than not to be sustained upon examination by taxing authorities. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. As of September 30, 2021 and December 31, 2020, there were no unrecognized tax benefits.

The Company recognizes interest and penalties related to the unrecognized tax benefits in income tax (benefit) expense. The Company did not accrue interest or penalties associated with any unrecognized tax benefits, nor was any interest expense or penalty recognized for the nine months ended September 30, 2021 and the year ended December 31, 2020.

Shipping and handling costs: The Company expenses shipping and handling costs as costs of revenues, which amounted to $253,688 and $232,219 for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.

Advertising and marketing: The Company expenses advertising and marketing costs as incurred. Advertising and marketing expense amounted to $188,108 and $191,414 for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Foreign currency: The Company has determined that the Japanese Yen is the functional currency of its subsidiary, HMT High Medical Technologies Co., Ltd. and that the U.S. Dollar is the functional currency of its subsidiary, PVT NeoPulse Acquisition GmbH. Accordingly, the monetary assets and liabilities of these entities have been translated using the current rate of exchange at the balance sheet dates, nonmonetary assets have been translated using the appropriate historical rates of exchange, and the revenues and expenses have been translated using the average exchange rates for the nine months ended September 30, 2021 and the year ended December 31, 2020.

Adjustments resulting from the translation of the financial statements of HMT High Medical Technologies Co., Ltd. are included in other comprehensive loss in the consolidated statements of comprehensive loss. Adjustments resulting from the remeasurement of the financial statements of PVT NeoPulse Acquisition GmbH are included in net loss on the consolidated statements of operations.

Business combinations: The purchase price of an acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of total consideration over the fair values of the assets acquired and the liabilities assumed is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to any provisional amounts recognized for assets acquired and liabilities assumed with the corresponding offset to goodwill. A measurement period adjustment is recorded in the period in which it occurs (i.e., historical financial statements are not retrospectively restated, however, a measurement period adjustment is still measured as of the acquisition date). Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, which ever comes first, any subsequent adjustments would be recorded on the consolidated statements of operations.

Fair value of financial instruments: The Company determines the fair value of its financial instruments in accordance with the provision of the Financial Accounting Standards Board's (FASB) authoritative guidance for fair value measurements and disclosures. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that seeks to maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the factors market participants would use in valuing the asset or liability. In some cases, the inputs used to measure the fair value of an asset or liability might be categorized within different levels of the fair value hierarchy. In those cases, the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The estimated fair value of accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, customer deposits, the liability from contracts with customers and deferred revenue approximate their fair value because of the short-term nature of these instruments. The carrying amount of the Paycheck Protection Program loan reflects fair value after consideration of the interest rate and the short maturity of the loan. The carrying amount of the term loan reflects fair value as the interest rate on the loan is variable.

Vendor concentration: For the nine months ended September 30, 2021, the Company had three vendors that accounted for an aggregate of $989,342, or 57%, of its purchases. At September 30, 2021, accounts payable to these vendors was $37,031. For the year ended December 31, 2020, the Company had three vendors that accounted for an aggregate of $253,423, or 55%, of its purchases. At December 31, 2020, accounts payable to these vendors was $14,873.

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Recently issued accounting pronouncements: In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, *Leases (Topic 842)*, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today.

In March 2019, the FASB issued ASU 2019-01, *Leases (Topic 842), Codification Improvements*. An entity may adopt the guidance either (1) retrospectively to each prior reporting period presented in the financial statements with a cumulative-effect adjustment recognized at the beginning of the earliest comparative period presented or (2) retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment. The Company expects to adopt the guidance retrospectively at the beginning of the period of adoption, January 1, 2022, through a cumulative-effect adjustment, and will not apply the new standard to comparative periods presented.

ASC 842 is expected to impact the Company's consolidated financial statements as the Company has certain operating lease arrangements for which it is the lessee (see Note 10). The Company continues to assess the effect the guidance will have on its existing accounting policies and the consolidated financial statements, and expects there will be an increase in assets and liabilities on the consolidated balance sheet at adoption due to the recognition of right-of-use assets and corresponding lease liabilities.

In December 2019, the FASB issued ASU 2019-12, *Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes*, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU is effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

Note 2. Asset Acquisition and Business Combination

On August 19, 2021, Branford PVT Acquiror, Inc. acquired certain assets and assumed certain related liabilities from Nucleus ProVets, LLC (Nucleus), under an asset purchase agreement. The purchase price for the Nucleus net assets was $1,457,843. The purchase price included cash consideration of $202,600 and a note payable due to sellers of $1,255,243. As this transaction was determined to be an asset acquisition, the Company capitalized buyer expenses of $97,739 directly related to the transaction. An amount of $1,618,342 was assigned to the customer-related intangibles, $23,950 was assigned to inventory and the related assumed liabilities from contracts with customers was $86,710.

Note 2. Asset Acquisition and Business Combination (Continued)

The note payable due to sellers is unsecured and bears interest at an annual rate equal to 3.0% per year, compounded on an annual basis. Payments of principal and interest in the amount of $150,000 are due on October 31, 2021 and December 31, 2021. Beginning on March 31, 2022, quarterly payments of principal and interest in the amount of $125,000 are due through the maturity date of December 31, 2023.

Future minimum principal payments on the note payable due to sellers are as follows:

Three months ending December 31, 2021	$	288,166
Years ending December 31:		
2022		476,313
2023		490,764
	$	1,255,243

On December 22, 2020, Branford PVT Acquiror, Inc. purchased all of the assets of NeoPulse GmbH, in a transaction that has been accounted for as a business combination, for a purchase price of $7,834,944. The purchase price included cash consideration of $7,414,263, less cash acquired of $158,200, contingent consideration in the form of an earn-out, which was valued at $2,000, and the issuance of 300,459 Class A Units of Branford PVT Mid-Hold, LLC (the stockholder) to the seller of NeoPulse GmbH. The Class A Units of the stockholder issued were valued at $576,881 (Note 12). The cash used to fund the acquisition was primarily generated from debt (Note 6). The assets and liabilities in the transaction were recorded at their estimated fair values at the date of the acquisition and operating results are presented from the effective date of December 22, 2020.

The purchase price exceeded the fair value of the assets acquired and liabilities assumed and, as a result, goodwill was recognized in the transaction. The main factor resulting in goodwill was the expected synergies from combining the operations of NeoPulse GmbH with the Company's operations. The goodwill is currently not deductible for tax purposes.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Cash	$	158,200
Prepaid expenses and other current assets		45,200
Goodwill		5,224,744
Intangibles		3,000,000
Assets acquired		8,428,144
Deferred tax liabilities		435,000
Liabilities assumed		435,000
Net assets acquired	$	7,993,144

In connection with the acquisition, the Company incurred acquisition-related costs of $802,210, which included $1,911 paid to a member of the stockholder.

Note 3. Inventories

Inventories consist of the following as of September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Finished goods	$ 194,840	$ 125,253
Raw materials	631,081	330,214
Less reserve for obsolescence	(15,000)	(15,000)
	$ 810,921	$ 440,467

Note 4. Goodwill and Intangible Assets, Net

On December 22, 2020, the Company acquired all of the assets of NeoPulse GmbH, in a transaction that has been accounted for as a business combination (see Note 2). The Company recorded $5,224,744 of goodwill and $3,000,000 of intangible assets associated with this acquisition. Goodwill was $11,745,851 as of both September 30, 2021 and December 31, 2020.

As of September 30, 2021, the Company has the following amounts related to intangible assets:

	Weighted - Average Amortization Period (in Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:				
Customer-related intangibles	9.77	$ 14,398,342	$ (2,575,724)	$ 11,822,618
Trade name and trademarks	8.78	820,000	(160,263)	659,737
Technology	5.00	1,700,000	(264,315)	1,435,685
Licensing rights agreements	8.71	386,776	(70,847)	315,929
	9.23	$ 17,305,118	$ (3,071,149)	$ 14,233,969

As of December 31, 2020, the Company has the following amounts related to intangible assets:

	Weighted - Average Amortization Period (in Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:				
Customer-related intangibles	9.74	$ 12,780,000	$ (1,561,638)	$ 11,218,362
Trade name and trademarks	8.78	820,000	(83,763)	736,237
Technology	5.00	1,700,000	(9,315)	1,690,685
Licensing rights agreements	8.71	386,776	(34,339)	352,437
	9.15	$ 15,686,776	$ (1,689,055)	$ 13,997,721

Note 4. Goodwill and Intangible Assets, Net (Continued)

Intangible assets amortization was $1,382,094 and $1,279,055 for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.

Licensing Rights Agreements: The Company has an exclusive license agreement with SANUWAVE Inc. (Sanuwave). The agreement allows the Company to use Sanuwave's patent, hardware, and software technologies. In December 2019, the Company and Sanuwave entered into a supplemental agreement whereby the Company paid Sanuwave a one-time payment of $100,000 in the form of cash and inventory for the lifetime use of those patents, hardware and software technologies. This amount is being amortized over five years, which is management's estimate of the useful life of the license agreement. Amortization expense was $15,000 and $20,000 for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively. As of September 30, 2021 and December 31, 2020, the carrying amount is $65,000 and $80,000, respectively.

The Company has an exclusive know-how license agreement with Nonvasiv Medical GmbH (Nonvasiv). The agreement allows the Company to use Nonvasiv's proprietary know-how for the development and commercialization of a product for shock wave therapy in veterinary medicine. The agreement required payment of a royalty of EUR 1,000 for each product sold during the year, with an annual minimum royalty due of approximately EUR 50,000 for each year. The Company expensed $30,869 for the year ended December 31, 2020. In July 2020, the Company and Nonvasiv entered into a supplemental agreement pursuant to which the Company paid Nonvasiv a one-time payment of $286,776 for the lifetime use of Nonvasiv's proprietary know-how. This amount is being amortized over ten years, which is management's estimate of the useful life of the license agreement. Amortization expense was $21,508 and $14,339 for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively. As of September 30, 2021 and December 31, 2020, the carrying amount is $250,929 and $272,437, respectively.

Estimated amortization expense for intangible assets for the three months ended December 31, 2021 and each of the next five years and thereafter is as follows:

Three months ending December 31, 2021	$	494,414
Years ending December 31:		
2022		1,977,655
2023		1,977,655
2024		1,977,655
2025		1,947,244
2026		1,577,655
Thereafter		4,281,691
	$	14,233,969

Note 5. Property and Equipment, Net

Property and equipment consist of the following as of September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Plant equipment	$ 171,339	$ 113,487
Computer and office equipment	35,596	21,901
	206,935	135,388
Less accumulated depreciation	(82,031)	(46,644)
	$ 124,904	$ 88,744

Depreciation expense was $35,387 and $36,062 for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.

Note 6. Term Loan, Related Party

On September 6, 2019, the Company entered into a credit agreement with a member of Branford PVT Mid-Hold, LLC (the stockholder) for a term loan of $9,900,000. On December 18, 2020, the credit agreement was amended to permit the Company to borrow additional term loans under the credit agreement in an aggregate principal amount of $7,429,750, which is guaranteed by another member of the stockholder and was used to fund the December 22, 2020 acquisition disclosed in Note 2. The principal is due in monthly installments of $36,104 through August 31, 2022, and then monthly installments of $72,207 through August 31, 2024. Interest is payable monthly on the unpaid principal balance at the 1-month London Inter-Bank Offered Rate (LIBOR) plus an applicable margin based on the Company's consolidated leverage ratio, as defined in the credit agreement. The applicable margin and interest rate on outstanding borrowings was 8.25% and 10.75%, respectively, as of September 30, 2021, and December 31, 2020. No later than May 15 of each year, the Company must pay to the member additional principal equal to the excess cash flow from the previous calendar year, as defined in the credit agreement, multiplied by 75 percent. No excess cash flow payments were required to be paid for the nine months ended September 30, 2021 and for the year ended December 31, 2020. A final payment of all remaining unpaid principal and interest is due on September 6, 2024. The balance of the term loan as of September 30, 2021 and December 31, 2020, was $16,710,921 and $16,999,750, respectively.

The term loan is secured by substantially all of the assets of the Company. The credit agreement contains representations and warranties, financial and collateral reporting requirements, mandatory prepayment events, events of default and affirmative and negative covenants, including, without limitation, covenants that restrict among other things, the ability to create liens, merge or consolidate, dispose of assets, incur additional indebtedness and guarantees, make certain investments or acquisitions, enter into certain transactions, enter into leases exceeding certain amounts and to pay dividends. The financial covenants, as defined in the credit agreement, consist of a maximum consolidated leverage ratio, fixed charge coverage ratio, minimum consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), and maximum unfinanced capital expenditures. The Company was in compliance with the financial covenants as of September 30, 2021 and December 31, 2020, and for the nine months ended September 30, 2021 and for the year ended December 31, 2020.

Note 6. Term Loan, Related Party (Continued)

In connection with the credit agreement, the Company paid $356,595 in deferred financing costs, $148,595 of which were paid during the year ended December 31, 2020. No deferred financing costs were paid during the nine months ended September 30, 2021. The deferred financing costs are amortized to interest expense over the life of the term loan using the effective interest method. Amortization for the nine months ended September 30, 2021 and for the year ended December 31, 2020, was $63,060 and $43,255, respectively. Deferred financing costs, net as of September 30, 2021 and December 31, 2020, were $235,617 and $298,677, respectively.

In connection with the sale of the Company subsequent to September 30, 2021, as disclosed in Note 13, all principal and unpaid interest on the term loan was paid in full on October 1, 2021.

Note 7. Paycheck Protection Program Loan

The Coronavirus Aid, Relief and Economic Security (CARES) Act established the Paycheck Protection Program (the Program), which is administered by the U.S. Small Business Administration (SBA), to provide loans to qualifying entities under the Program. A qualifying entity may apply to an SBA-approved lender for a federally guaranteed loan to help offset certain payroll and other operating costs.

Effective May 3, 2020, the Company obtained from a bank a loan for $199,935. The loan was scheduled to mature on May 3, 2022, and interest accrued at 1% per annum. In accordance with the requirements of the CARES Act, the Company used the proceeds from the loan to offset certain payroll and other operating costs. This amount was recorded in the consolidated balance sheet as a long-term liability as of December 31, 2020. During the nine months ended September 30, 2021, the Company applied for and was granted forgiveness of this loan, which is recorded as a gain on forgiveness of Paycheck Protection Program Loan in the consolidated statement of operations for the nine months ended September 30, 2021. The Company is subject to audit for a period of six years per the terms of the CARES Act.

Note 8. Income Taxes

Significant components of income tax expense (benefit) for the nine months ended September 30, 2021 and for the year ended December 31, 2020, are as follows:

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Current:		
U.S. operations		
Federal	$ 171,993	$ 212,939
State	(4,755)	11,003
Current U.S. income tax expense	167,238	223,942
Non-U.S. operations		
Japan	8,051	7,621
Switzerland	97,288	6,720
Current non-U.S. income tax expense	105,339	14,341
Total current income tax expense	272,577	238,283
Deferred:		
Federal	(275,346)	(550,118)
State	1,733	(8,372)
Deferred income tax benefit	(273,613)	(558,490)
Income tax benefit	$ (1,036)	$ (320,207)

For the nine months ended September 30, 2021 and for the year ended December 31, 2020, the income tax benefit differs from the amount of income tax benefit computed by applying the U.S. federal income tax rate of 21% to pre-tax loss primarily as a result of the deduction for foreign-derived intangible income, transaction costs, the gain on forgiveness of Paycheck Protection Program loan, foreign tax rate differences, and other adjustments.

Note 8. Income Taxes (Continued)

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30, 2021 and December 31, 2020, are as follows:

	September 30, 2021	December 31, 2020
Deferred tax assets:		
Net operating loss carryforwards	$ 149,586	$ 168,781
Accrued post-retirement benefits	30,705	30,789
Reserves	24,258	9,787
Transaction costs	82,359	77,275
754 basis step-up	250,436	272,742
Accrued expenses	183	3,372
Stock compensation	10,364	4,070
Other	13,566	-
Total deferred tax assets	561,457	566,816
Less valuation allowance	(149,586)	(168,781)
Net deferred tax assets	411,871	398,035
Deferred tax liabilities:		
Intangibles	(2,314,847)	(2,600,155)
Depreciation	(52,030)	(24,215)
Prepaid expenses	(17,768)	(7,700)
Inventory step-up basis	-	(10,445)
Deferred revenue step-down in basis	-	(1,907)
Total deferred tax liabilities	(2,384,645)	(2,644,422)
Net deferred tax liabilities	$ (1,972,774)	$ (2,246,387)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. Based on an evaluation of the positive and negative evidence, management has determined that the foreign net operating losses related to its Japanese subsidiary will not be realized. As a result, the Company has recorded a valuation allowance of $149,586 and $168,781 as of September 30, 2021 and December 31, 2020, respectively. Pre-tax foreign net operating loss carryforwards total $711,498 and $803,719 as of September 30, 2021 and December 31, 2020, respectively, and can be carried forward for nine or ten years depending on the year in which the net operating loss was generated. The Japanese operating losses have been included in the Company's consolidated U.S. tax returns.

Note 8. Income Taxes (Continued)

The Company conducts business globally, and as a result, is subject to foreign, U.S. federal, and various state and local income taxes, as well as withholding taxes. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Japan and the U.S. With few exceptions, Branford PVT Acquiror, Inc. remains subject to examination for all periods since inception, while the subsidiaries generally remain subject to examination for a period of three years.

Note 9. Employee Benefit Plans

The Company sponsors a 401(k) plan (the Plan) for all eligible U.S. employees. The Company may elect to match employee contributions at its discretion and, if made, the match equals a percentage of the employees' contributions to the Plan. For the nine months ended September 30, 2021 and the year ended December 31, 2020, the Company made $8,873 and $6,397 in contributions, respectively.

HMT High Medical Technologies Co., Ltd. provides a retirement benefit to its employees equal to one month's salary per year worked. Employees are fully vested after three years of continuous service and receive benefits upon attaining 65 years of age. The liability related to this plan was $140,669 and $141,565 at September 30, 2021 and December 31, 2020, respectively, and is recorded in other liabilities. The Company expensed $10,513 and $13,764 for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, related to this plan.

Note 10. Commitments and Contingencies

Operating leases: The Company leases office space, manufacturing facilities, and other equipment under noncancelable operating leases, which expire at various dates through 2024. Rent expense under these leases was $105,817 and $134,361 for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.

Future minimum rental payments required under operating leases that have initial or remaining lease terms in excess of one year are as follows:

Three months ending December 31, 2021	$	33,055
Years ending December 31:		
2022		93,204
2023		28,538
2024		7,556
	$	162,353

Standard product warranties: The Company provides a limited warranty on devices, which generally covers a one-year period. The standard warranty requires the Company to repair or replace defective products while under warranty at no cost to the customer. The Company records an accrual for warranty for all products at the time that the related revenue is recognized. The Company has a reserve of $68,500 and $20,000 for future warranty claims as of September 30, 2021 and December 31, 2020, respectively.

Note 11. Related-Party Transactions

Interest expense: Interest expense related to the term loan payable to a member of the stockholder was $1,372,718 and $1,092,966 for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.

Management fee: The Company pays a quarterly fee to an affiliate of a member of the stockholder as a management fee. The total expense for the nine months ended September 30, 2021 and the year ended December 31, 2020, was $212,910 and $325,901, respectively.

Advisory services: The Company paid approximately $45,000 and $97,000 to a related party for advisory services during the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.

Acquisition costs: Acquisition-related costs for the December 22, 2020 acquisition disclosed in Note 2 included $1,911, that were paid to a member of the stockholder.

Note 12. Stockholder's Equity

The Company participates in the Branford PVT Mid-Hold, LLC (Parent Company) 2019 Management Equity Incentive Plan (Plan), which is intended to advance the best interests of the Company by providing key employees of, and other providers of services to, the Company with additional incentives. The Parent Company's management incentive units are intended to qualify as profits interests for federal income tax purposes, include a participation threshold, as defined in the Plan, and, to the extent vested, only entitle the participants to participate in the profits of the Company. The Company records unit-based compensation expense associated with the Parent Company's management incentive units on a straight-line basis over the applicable vesting period of each grant and based on their fair value at the date of grant using a Black-Scholes option pricing model. The Parent Company granted 185,230 and 92,615 management incentive units during the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively. The units vest 25% on the second anniversary of their beginning vesting date and 25% for each of the following three years. As of September 30, 2021 and December 31, 2020, 162,076 units and 0 units, respectively, had vested.

The following weighted-average assumptions were used in the calculation of fair value for incentive units granted for the nine months ended September 30, 2021:

Expected dividend yield	0%
Risk-free interest rate	0.2%
Expected volatility	57.0%
Expected term (in years)	3.0

The following weighted-average assumptions were used in the calculation of fair value for incentive units granted for the year ended December 31, 2020:

Expected dividend yield	0%
Risk-free interest rate	1.4%
Expected volatility	41.0%
Expected term (in years)	5.0

Expected volatility was determined based on the median volatility of common stocks of a peer group for comparable public companies and re-levered based on the Company's implied capital structure.

Note 12. Stockholder's Equity (Continued)

The Company has recognized unit-based compensation expense of $28,926 and $14,557 for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively. As of September 30, 2021, the are no more units reserved for future Parent Company management incentive unit grants.

In conjunction with the sale of the Company to Zomedica, Inc. on October 1, 2021 (see Note 13), all unvested incentive units in the Parent Company were automatically forfeited without any consideration therefor.

Note 13. Subsequent Events

Management has evaluated subsequent events for recognition and disclosure through December 10, 2021, the date on which the financial statements were available to be issued and has determined that the following should be disclosed:

On October 1, 2021, Zomedica, Inc., a wholly-owned subsidiary of Zomedica Corp., entered into a Stock Purchase Agreement with the stockholder pursuant to which Zomedica, Inc. acquired 100% of the capital stock of the Company. The purchase price was approximately $70.9 million, subject to certain adjustments. In connection with the transaction, the Company incurred $542,437 in seller expenses that were recorded in accrued expenses on the consolidated balance sheet as of September 30, 2021.

There were no additional events that required recognition or disclosure.